EXHIBIT 10.22

2013 Executive Compensation Program
Approved by CapitalSource Inc. Board of Directors March 22, 2013
This compensation program for Executive Officers (comprising the CEOs of the Bank and Parent, the Chief Financial Officer of the Parent and Bank, and each of the Chief Administrative Officer, Chief Lending Officer, and Chief Credit Officer of the Bank) is designed to reflect a comprehensive view of company performance. The Program combines the Primary Goals identified below with the discretion of the Compensation Committee of the Parent Board of Directors and the Compensation Committee of the Bank Board of Directors (collectively, the “Committees”) to determine short-term incentive compensation. The Program will be adjusted on an annual basis, and compensation will be paid based on the achievement of certain factors. The five Primary Goals follow, along with their designated weightings.
Primary Goals

•	Achieve Bank pretax income of $215 million – (35%)

•	Manage Parent operating expenses to $34 million or less, exclusive of asset write-off or lease abandonment charges – (10%)

•	Achieve Bank net loan growth of 12% with the weighted average risk rating at the date of origination, for all 2013 originations, of less than 2.75 – (20%)

•	Credit
a.Manage post 2008 originations as they season to less than 1% of lifetime credit losses – (15%)
b.Manage the consolidated classified asset ratio1 to 35% or less as of each quarter end – (20%)

Opportunity Level
For each of the covered Executive Officers, the 2013 target level of bonus opportunity is 100% of base salary. Final payouts under the plan will be commensurate with the executive officer’s actual level of performance attainment.
The Committees may use their discretion to adjust the aforementioned opportunity level and to determine whether the Primary Goals have been achieved to the extent there are judgments to be employed or mitigating factors exist. In exercising their discretion, the Committees will also consider whether the Company has:

•	Grown retail deposits to meet asset funding needs;

•	Continued to identify operational improvements;

•	Obtained Bank Holding Company status and converted the Bank to a commercial charter;

•	Operated the Bank in a safe and sound manner;

•	Maintained strong relations with regulators;

EXHIBIT 10.22

•
Continued to strengthen a culture that fosters the Company’s ability to attract and retain talented professionals as well as provided opportunities for continued career development and advancement; and,

•	Continued to progress on refining the Company’s business model such that the consolidated return on equity grows over time toward the top of the Company’s peer group.

In exercising discretion to adjust the opportunity level on an individual basis, the Committees will determine the extent to which each Executive Officer has exemplified excellent individual performance to include collaborating effectively, communicating effectively, driving for results, entrepreneurial thinking, leveraging business opportunities, making accurate judgments and decisions, and supporting organizational goals.
Stock Ownership Guidelines
Executive Officers are expected to accumulate and hold CSE shares2 with a value equal to a multiple of base salary: 3x base salary for the CEO of CapitalSource and the CEO of CapitalSource Bank and 2x base salary for the other Executive Officers. Prior to meeting the guideline, Executive Officers are required to retain 50% of the after-tax shares acquired from vesting of restricted stock, exercise of stock options, or earnout of performance shares. This “retention ratio” ensures that Executive Officers are making progress toward meeting the guideline. Executive Officers will have five years to meet the ownership guideline starting January 2012.

EXHIBIT 10.22

1 The classified ratio is: total classified assets divided by the sum of the ALLL and regulatory Tier 1 capital
2 CSE Shares includes shares directly owned and the in the money value on an after tax basis of vested options on CSE shares.